SECOND PURCHASE AGREEMENT AMENDMENT
This Second Purchase Agreement Amendment (this “Amendment”) dated as of May 22, 2019, is entered into by and between Tonogold Resources, Inc., a Delaware corporation (“Tonogold”), and Comstock Mining Inc., a Nevada corporation (the “Comstock”).
WHEREAS, Tonogold and Comstock entered into that certain Option Agreement, dated October 3, 2017 (the “Option Agreement”);
WHEREAS, Tonogold and Comstock entered into that certain Membership Interest Purchase Agreement, dated as of January 24, 2019 (the “Purchase Agreement”);
WHEREAS, pursuant to the Purchase Agreement, Tonogold delivered the First Additional Deposit, and changed the Termination Date (as defined in the Purchase Agreement) to April 30, 2019;
WHEREAS, pursuant to the Purchase Agreement, Tonogold has the right to change the Termination Date to May 31, 2019, if Tonogold delivers an additional non-refundable deposit of $1,000,000 (the “Second Additional Deposit”) to Comstock on or prior to April 12, 2019;
WHEREAS, pursuant to the Purchase Agreement Amendment dated April 30, 2019 (the “First Amendment”), Comstock granted Tonogold the right to delay the Termination Date and acquire certain properties, subject to certain conditions set forth in this First Amendment; and
WHEREAS, Tonogold wishes to accelerate certain aspects of the closing, including payment of the stock-based $3.5 million.
NOW, THEREFORE in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.     Amendment. Subject to Tonogold delivering a non-refundable deposit of shares of convertible preferred stock of Tonogold (the “Shares”) with a stated value of $3,920,000, inclusive of a $420,000 commitment fee, with terms that are substantially consistent with the terms set forth on Exhibit A (to be effected pursuant to Certificate of Designations filed in the form of Exhibit B), Comstock hereby grants Tonogold the right to change the Termination Date (as defined in the Purchase Agreement) to June 21, 2019, subject to the additional conditions described in the First Amendment. Tonogold shall use best efforts to have the Shares delivered to Comstock as soon as practicable, but in no event later than May 31, 2019. For sake of clarity, Comstock shall not require Tonogold to make cash payments of $450,000 of the Second Additional Deposit by check or wire with funds clearing on or prior to 1:00 p.m. PST on May 17, 2019, and $200,000 of the Second Additional Deposit by check or wire with funds clearing on or prior to 1:00 p.m. PST on May 24, 2019, but for clarity, does not reduce the total Closing Cash Consideration, which remains $11.5 million less the amount of cash deposits made prior to the Closing (as defined and payable in accordance with the terms of the Purchase Agreement).

2.    No Novation. Except as amended hereby, all of the terms and conditions of the Option Agreement, the Purchase Agreement and the First Amendment shall remain in full force and effect. Tonogold and Comstock acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations or liabilities under the Option Agreement, the Purchase Agreement or the First Amendment.
3.    Further Assurances. Following the closing of the transactions described in Section 1 above, each of Tonogold and Comstock shall, upon request from the other party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.
4.     Due Execution. The execution, delivery and performance by Tonogold and Comstock of this Amendment has been duly authorized by all necessary action on the part of Tonogold and Comstock. This Amendment has been duly executed by Tonogold and Comstock.
5.     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.
6.     Venue. Each party irrevocably submits to the exclusive jurisdiction of federal courts in the State of Nevada, for the purposes of any dispute or action arising out of this Amendment. Process in any action referred to in this Section 8 may be served on any party anywhere in the world by national courier delivery sent to the address of such served party set forth on the signature page of this Amendment. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Amendment in U.S. federal courts sitting in the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
7.     Beneficiaries. This Amendment is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
8.     Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective against an executing party when a counterpart has been signed and delivered by such party to another party. This Amendment and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a contract and each party forever waives any such defense.
[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

TONOGOLD RESOURCES, INC.

By:	/s/ Mark Ashley
Name:	Mark Ashley
Title:	Chief Executive Officer
Address: 5666 La Jolla Boulevard, #315, La Jolla, CA 92037

COMSTOCK MINING INC.

By:	/s/ Corrado DeGasperis
Name:	Corrado DeGasperis
Title:	Executive Chairman, President and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

COMSTOCK MINING LLC, by its manager Comstock Mining Inc.

By:	/s/ Corrado DeGasperis
Name:	Corrado DeGasperis
Title:	Executive Chairman, President and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

Exhibit A
Term Sheet
Comstock Mining Inc.
1200 American Flat Road
Virginia City, Nevada 89440

Convertible Preferred Stock - Tonogold Resources Inc.
May 21, 2019
This Term Sheet outlines the terms and conditions of a proposed preferred share issuance to Comstock Mining Inc. or affiliates (collectively the “Investor” or “Comstock”) by Tonogold Resources Inc. (the “Company” or “Tonogold”).

These terms comprise Exhibit A of the Second Amendment to the Membership Purchase Agreement between Comstock and Tonogold, and describe the convertible preferred stock to be issued as the stock-based component of the closing consideration under the Membership Purchase Agreement. Except as expressly set forth below, these terms are not to be construed as a binding agreement.

Issue:	Series D Convertible Preferred Stock
Subscription Aggregate Amount:	3,500 shares of Series D Convertible Preferred Stock, with a stated value of $1,000 per share.
Total Commitment Fee	420 Shares of Series D Convertible Preferred Stock with identical terms.
Dividend Rate on Preferred Stock:	0% (zero)
Ranking of Preferred Stock:	The Preferred Stock will rank senior to Common Stock and other classes of capital stock with respect to dividend and redemption.

Post-Closing Conversion Prices: Conversion Price (upon termination of the Membership Interest Purchase Agreement):

The Preferred Stock is automatically convertible into shares of Common Stock in two equal tranches, the first tranche on the four month anniversary and the second tranche on the twelve month anniversary, following the successful closing of the Membership Interest Purchase Agreement. The number of common shares is determined by dividing the stated value of the Preferred Stock by the conversion price. The post-closing conversion price for each tranche will be the lowest of (1) the 20-day volume weighted closing price of Tonogold common shares immediately prior to conversion, (2) the price per common share in Tonogold’s most recent private placement or (3) Tonogold’s initial public offering price per common share.

Upon the termination of the Membership Interest Purchase Agreement, the Preferred Stock shall become immediately convertible into shares of Common Stock by dividing the stated value of the Preferred Stock by the Adjusted Conversion Price.  The Adjusted Conversion Price shall be equal to 85% of the lowest volume weighted average sales prices for Common Stock as reported at the close of trading on the market reporting trade prices for the Common Stock during the four trading days ending on, and including, the date of termination of the Membership Interest Purchase Agreement, subject to adjustment as provided for in the Certificate of Designation.

Conversion Limitation:
Notwithstanding anything to the contrary, if the Company’s Common Stock is listed on the Toronto Stock Exchange, the Investor shall not be permitted to convert the Preferred Stock into Common Stock, if upon conversion, the cumulative number of shares of Common Stock issued after the Closing Date upon conversion of the Preferred Stock would exceed 25% of the total number of shares of Common Stock issued and outstanding on the Closing Date, unless shareholders voting at a duly convened meeting of common shareholders have approved such issuance.

Once converted, Comstock will restrict the selling of the common stock to the greater of
(i) $50,000 per day or (ii) 25% of the average of the daily trading volume for the previous 5 trading days.

Buyback/PUT Rights
The Company may purchase back all or part of the unconverted Preferred Stock at any time at 115% of the stated value (that is, $1,000 per share) of the amount being redeemed, commencing on or after the closing of Membership Interest Purchase Agreement, at the Company’s option. The Investor shall continue to have the right to convert the Preferred Stock at the then relevant Conversion Price following a written notice of prepayment and prior to receiving the repayment. Any prepayment prior to the conversion of the first tranche, as described above, shall be applied to reducing the first tranche amount. The Investor will not have the right to “PUT” the Preferred Stock back to the Company.

Conversion Price Adjustments:	The Post-closing Conversion Prices and the Adjusted Conversion Price shall be subject to appropriate adjustments in the event of stock splits, stock dividends and recapitalizations.
Restrictive Covenants:	The Transaction Documents will not contain restrictive covenants that will contradict the terms of the debenture notes issued by Tonogold to their secured lender.
Use of Proceeds:	Non-refundable deposit toward the closing on Comstock Minning LLC.
Representations and Warranties:
The agreements relating to this transaction (the “Transaction Documents”) shall contain customary representations and warranties, including but not limited to: (a) accuracy of financial statements, (b) no material adverse change, (c) absence of undisclosed liabilities, (d) absence of litigation, (e) no violation of material agreements and instruments, (f) compliance with laws (including ERISA and environmental laws), (g) payment of taxes, (h) ownership of properties, (i) effectiveness of permits and approvals, (j) absence of liens on property, (k) status of material agreements and (l) accuracy of information.

Conditions:
The Transaction Documents shall contain customary terms and conditions, including but not limited to (a) the execution of satisfactory legal documentation to be prepared by Investor’s counsel, (b) the absence of any material adverse change in the business, prospects, financial condition or results of operations of the Company, (c) satisfactory review of the Company’s most current balance sheet, and (d) completion of limited legal due diligence, including but not limited to review of contracts and the organizational documents of the Company.

Expenses:
Tonogold shall pay all expenses associated with depositing, clearing, selling, and mailing of the stock certificates.  The Company will also reimburse the Investor for Legal Fees and due diligence fees in the amount of $20,000 associated with the formation of the Securities Purchase Agreement within five (5) Business Days following the signing of this Term Sheet.  The reimbursement of such Legal Fees is a binding and non-refundable obligation on the Company upon the signing of this Term Sheet.

Indemnification:
Nothing contained in this Term Sheet shall be deemed to be a binding commitment of the Investor to consummate the transaction described herein. Any binding commitment shall be evidenced solely by the Investor’s execution of definitive documentation governing the Purchase and the related transactions and developments contemplated hereby and thereby. This Term Sheet is intended solely to be an outline to facilitate the negotiation and preparation of mutually acceptable definitive documentation.

It is understood that this Term Sheet constitutes a statement of our present mutual intentions with respect to the proposed transactions and does not contain all matters upon which agreement must be reached in order for the transaction to be completed. Except as set forth in the following paragraph, as to which each party hereto intends to be legally bound, no legally binding agreements or obligations of any party are created by this Term Sheet except where explicitly stated herewith. A binding commitment with respect to the transactions will result only from the execution and delivery of the Transaction Documents, unless herewith stated to the contrary.

If the foregoing accurately reflects the substance of our mutual agreement and understanding at this time, please so indicate by executing and returning a copy of this term sheet on or before May 20, 2019; failing which the preliminary offer outlined herein shall expire and be of no further force and effect, and in the absence of the $450,000 payment due, result in termination of the Membership Interest Purchase Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS Confidential Term Sheet as of the date set forth below.

Tonogold Resources Inc.
5666 la Jolla Blvd. #315
La Jolla, CA 92037

_______________________
Mr. Mark Ashley
President & CEO

Comstock Mining Inc.
1200 American Flat Road
Virginia City, NV 89440

___________________
Mr. Corrado DeGasperis
Executive Chairman & CEO

Exhibit B Certificate of Designations

CERTIFICATE OF DESIGNATIONS
OF
SERIES D CONVERTIBLE JUNIOR PARTICIPATING NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
TONOGOLD RESOURCES, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

The undersigned, Mark Ashley, Chief Executive Officer of Tonogold Resources, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, and in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors has duly adopted the following resolutions:

RESOLVED, that, pursuant to Article Four of the Sixth Amended and Restated (which authorizes one million (1,000,000) shares of preferred stock, par value $0.001 per share of the Corporation (the “Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock as follows:

RESOLVED, that each share of such series of Preferred Stock shall be subject to the following provisions:

SECTION 1. Designation. The distinctive serial designation of such series of Preferred Stock is “Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock” (“Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

SECTION 2. Number of Shares. The authorized number of shares of Series D Preferred Stock shall be 3,920. Shares of Series D Preferred Stock that are purchased or otherwise acquired by the Corporation, or converted into shares of Common Stock, shall not be reissued as shares of such Series and shall (upon filing of the appropriate certificate with the Secretary of State of the State of Delaware, if necessary) be cancelled and become authorized but unissued shares of Preferred Stock.

SECTION 3. Definitions. As used herein with respect to Series D Preferred Stock:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) has the meaning set forth in 12 C.F.R. § 225.2(e)(1).

(b) “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in La Jolla, California are authorized or required by law or executive order to remain closed.

(c) “Bylaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(d) “Certificate of Designations” means this Certificate of Designations relating to the Series D Preferred Stock, as it may be amended from time to time.

(e) “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(f) “Common Stock” means the Common Stock, par value $0.001 per share (or such other par value, or no par value, as such common stock may have from time to time), of the Corporation.

(g) “Common Stock Distribution” has the meaning set forth in Section 5(c).

(h) “Common Stock Distribution Date” has the meaning set forth in Section 5(c).

(i) “Common Stock Distribution Record Date” has the meaning set forth in Section 5(c).
(j) “Common Stock Split Distribution” has the meaning set forth in Section 11(d).

(k) “Closing Price” per share of Common Stock on any Trading Day means the closing sale price per share of Common Stock on the Relevant Exchange on such Trading Day.

(l) “Conversion Rate” means, (i) with respect to a conversion of the Series D Preferred Stock pursuant to Section 11(a) or Section 11(e), the quotient calculated by dividing the Liquidation Preference of the Series D Preferred Stock to be converted by 85% of the lowest of the volume weighted average sales prices for the Common Stock as reported for the four consecutive Trading Days preceding the date of conversion, and (ii) with respect to a conversion of the Series D Preferred Stock pursuant to Section 11(b), the quotient calculated by dividing the Liquidation Preference of the Series D Preferred Stock to be converted by the lowest of (1) the 20-day volume weighted Closing Price prior to conversion, (2) the actual purchase price of the Corporation’s most recent private placement or (3) the Corporation’s initial public offering price, in each case, subject to adjustment as provided in Section 11(d).

(m) “Distributed Property” has the meaning set forth in Section 5(c).

(n) “Holder” means a Person in whose name one or more shares of the Series D Preferred Stock are registered.

(o) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (including preferred stock), other than Series D Preferred Stock, that shall all rank junior to Series D Preferred Stock either or both as to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(p) “Liquidation Preference” has the meaning set forth in Section 6(b).

(q) “Liquidation Preference Amount” means one thousand dollars ($1,000) per share of Series D Preferred Stock.

(r) “Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated January 24, 2019, by and among the Corporation, Comstock Mining Inc. and Comstock Mining LLC.

(s) “Permitted Inside Transfer” means any transfer of shares of Series D Preferred Stock by a Holder to an Affiliate of such Holder.

(t) “Permitted Outside Transfer” means any transfer of shares of Series D Preferred Stock by a Holder (i) in a widespread public distribution or (ii) in a private sale or transfer (including, without limitation, a distribution (x) by a partnership to a partner or former partner, (y) by a limited liability company to a member or former member or (z) by a corporation to a stockholder or former stockholder), in each case, subject to compliance with all applicable securities laws.

(u) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

(v) “Record Date” has the meaning set forth in Section 5(d).

(w) “Reference Property” has the meaning set forth in Section 11(e).

(x) “Relevant Exchange” means the Toronto Stock Exchange Venture; provided, however, that if the Common Stock is not listed for trading on the Toronto Stock Exchange Venture, then “Relevant Exchange” means the principal U.S. or Canadian national or regional securities exchange on which the Common Stock is listed; provided further, that if the Common Stock is not listed on a U.S. national or regional securities exchange, then “Relevant Exchange” means the principal over-the-counter market on which the Common Stock is traded.

(y) “Reorganization Event” has the meaning set forth in Section 11(e).

(z) “Trading Day” means any day during which trading in the Common Stock generally occurs on the Relevant Exchange.

SECTION 4. Ranking. The Series D Preferred Stock will, with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets on any liquidation, dissolution or winding up of the Corporation, rank senior to all Junior Stock.

SECTION 5. Dividends.

(a) For so long as the shares of Series D Preferred Stock are outstanding, then (in addition to any other vote or consent of stockholders required by the Certificate of Incorporation), the Corporation may not make any dividends or other distributions with respect to any class of

Junior Stock without the vote or consent of the Holders of at least a majority of the shares of Series D Preferred Stock then outstanding, voting separately as a single class.

(b) Holders of Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds or property legally available therefor under Delaware law, non-cumulative dividends and distributions, if any, in the amount, kind and manner set forth in Section 5(c). Except as provided in the immediately preceding sentence, in Section 5(c) or in Section 6, Holders shall not be entitled to any other dividends or distributions on the Series D Preferred Stock. Notwithstanding anything herein to the contrary, (i) dividends and distributions on the Series D Preferred Stock shall not be cumulative; (ii) Holders shall not be entitled to receive any dividends or distributions not declared by the Board of Directors or a duly authorized committee of the Board of Directors; and (iii) no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or distribution not so declared.

(c) If the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on outstanding shares of Junior Stock, of cash, securities (including, without limitation, rights, warrants, options or evidences of indebtedness) or other property or assets (such a dividend or distribution, a “Common Stock Distribution,” and the cash, securities, property or assets distributed as a dividend or distributed on the Common Stock pursuant to such Common Stock Distribution, the “Distributed Property,” and the date such Distributed Property is paid to holders of Common Stock pursuant to such Common Stock Distribution, the “Common Stock Distribution Date,” and the record date for determining the holders of Common Stock entitled to receive such Common Stock Distribution, the “Common Stock Distribution Record Date”), then the Board of Directors or a duly authorized committee of the Board of Directors shall, in accordance with this Section 5(c), declare to be paid, or cause there to be distributed, to the Holders in respect of the Series D Preferred Stock, Distributed Property in accordance with this Section 5(c). The date on which such Distributed Property is to be paid to Holders in respect of the Series D Preferred Stock on account of such Common Stock Distribution shall be the Common Stock Distribution Date, and the kind and amount of Distributed Property to be distributed as a dividend or distributed per share of Series D Preferred Stock shall be the kind and amount of Distributed Property that a holder of a number of shares of Common Stock equal to the Conversion Rate in effect at the close of business on the Common Stock Distribution Record Date for such Common Stock Distribution would have been entitled to receive pursuant to such Common Stock Distribution. The Corporation shall not declare any Common Stock Distribution unless the Corporation has funds legally available to comply, and complies, with this Section 5(c) with respect to such Common Stock Distribution. For avoidance of doubt, (i) no dividend or distribution shall be payable on the Series D Preferred Stock pursuant to this Section 5(c) unless there shall occur a Common Stock Distribution, and (ii) if (A) in connection with a Reorganization Event, the Board of Directors or a duly authorized committee of the Board of Directors declares a dividend, or the Corporation otherwise makes any distribution, on outstanding shares of Common Stock and (B) in connection with such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then (1) such dividend or distribution shall be subject to this Section 5(c) but not to Section 11(e) and (2) such conversion into, exchange for or right to receive cash, securities or other property shall be subject to Section 11(e) but not to this Section 5(c).

(d) Dividends or distributions that are payable on Series D Preferred Stock on a Common Stock Distribution Date pursuant to Section 5(c) on account of a Common Stock Distribution will be payable to holders of record of Series D Preferred Stock as they appear on the stock register of the Corporation at the close of business on the date (each such date, a “Record Date”) that is the Common Stock Distribution Record Date for such Common Stock Distribution.

(e) If any share of Series D Preferred Stock is converted into Common Stock on or prior to a Record Date for a dividend or distribution on the Series D Preferred Stock pursuant to Section 5(c), then the Holder of such share of Series D Preferred Stock shall not have the right to receive a dividend or distribution with respect to such share pursuant to Section 5(c) (but such Holder's initial transferee or a subsequent transferee, as applicable, shall have the right to receive a dividend or distribution on the shares of Common Stock into which such share was converted in accordance with the applicable provisions of the Certificate of Incorporation). If any share of Series D Preferred Stock is converted into Common Stock after a Record Date for a dividend or distribution on the Series D Preferred Stock pursuant to Section 5(c) but on or prior to the date such dividend or distribution is to be made, then the Holder of such share of Series D Preferred Stock at the close of business on such Record Date shall have the right to receive such dividend or distribution notwithstanding such conversion.

SECTION 6. Liquidation Rights.

(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the Holders shall be entitled to receive, per share of Series D Preferred Stock, out of the assets of the Corporation or proceeds thereof legally available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the Liquidation Preference Amount per share, together with all dividends (if any) on the Series D Preferred Stock that have been declared but not paid prior to the date of payment of such distribution.

(b) Partial Payment. If, in any distribution described in Section 6(a), the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences in full to all Holders of Series D Preferred Stock, then the amounts paid to the Holders of Series D Preferred Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Holders of Series D Preferred Stock. In any such distribution, the “Liquidation Preference” of any holder of Series D Preferred Stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution.

(c) Residual Distributions. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, if the Liquidation Preference has been paid in full to all holders of Series D Preferred Stock, then the Holders shall thereafter be treated as holders of Common Stock, determined as if each share of Series D Preferred Stock were converted into shares of Common Stock at the Conversion Rate in effect at the time of such liquidation, dissolution or winding up and shall have the right to receive a distribution pursuant to the Certificate of Incorporation.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders receive cash, securities or other property for their shares of Series D Preferred Stock, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the affairs of the Corporation but instead shall constitute a Reorganization Event pursuant to Section 11(e).

SECTION 7. Redemption. The Series D Preferred Stock shall be redeemable solely at the election of the Corporation, at any time or from time to time, a redemption price of 115% of the Liquidation Preference of the Series D Preferred Stock to be redeemed.

SECTION 8. Maturity. The Series D Preferred Stock shall be perpetual unless converted in accordance herewith.

SECTION 9. Voting Rights.

(a) General. The Holders shall have the right to vote on all matters presented to holders of Junior Stock on an as converted basis.

(b) Limited Voting Rights. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the Holders of at least a majority of the outstanding shares of Series D Preferred Stock at the time outstanding shall be necessary for effecting or validating any amendment, alteration or repeal of any provision of the terms of the Series D Preferred Stock so as to affect the special rights, preferences, privileges or voting powers of the Series D Preferred Stock; provided, however, that for all purposes of this Section 9(b) and for the avoidance of doubt, any Reorganization Event in respect of which the Corporation complies with Section 11(e), any increase in the amount of the authorized Preferred Stock, or any creation or issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock or other stock of the Corporation ranking senior to, equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation (including, for the avoidance of doubt, any such increase, creation or issuance pursuant to, or in connection with the Corporation's adoption of, any stockholder rights plan) will not be deemed to affect the special rights, preferences, privileges or voting powers of the Series D Preferred Stock.

(c) Procedures for Voting and Consents. Any vote or consent of the Holders may be taken either by vote at a meeting called for the purpose or by written consent without a meeting and in either case may be given in person or by proxy. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws and applicable law.

SECTION 10. Transfer Restrictions.

(a) No Holder may transfer any shares of Series D Preferred Stock except pursuant to (i) a Permitted Inside Transfer or (ii) a Permitted Outside Transfer.

(b) Any attempt to transfer any shares of Series D Preferred Stock not in compliance herewith shall be null and void, and the Corporation shall not, and shall cause the transfer agent, if any, for the Series D Preferred Stock not to, give any effect in the Corporation's stock records to such attempted transfer.

SECTION 11. Automatic Conversion.

(a) Conversion Upon Amendments to Membership Interest Purchase Agreement. Upon any additional amendments to the Membership Interest Purchase Agreement, including but not limited to the termination of the Membership Interest Purchase Agreement, each share of Series D Preferred Stock shall, automatically and without the act of such Holder, be converted into a number of shares of Common Stock equal to the Conversion Rate in effect at the time of conversion.

(b) Conversion Upon Time Lapsed Post-Closing. Subject to the prior occurrence of the closing of the transactions contemplated by the Membership Interest Purchase Agreement, (i) on the 120th day after the closing of the transactions contemplated by the Membership Interest Purchase Agreement, 1,750 of the shares of the Series D Preferred Stock shall, automatically and without the act of such Holder, be converted into a number of shares of Common Stock (rounded up to the extent fractional shares of Common Stock would result) equal to the Conversion Rate in effect at the time of conversion and (ii) on the 365th day after the closing of the transactions contemplated by the Membership Interest Purchase Agreement, 1,750 of the shares of the Series D Preferred Stock shall, automatically and without the act of such Holder, be converted into a number of shares of Common Stock (rounded up to the extent fractional shares of Common Stock would result) equal to the Conversion Rate in effect at the time of conversion.

(c) Effect of Conversion. All shares of Common Stock issued or delivered upon conversion of shares of Series D Preferred Stock shall be validly issued, fully paid and non-assessable and shall be free of preemptive or similar rights and free of any lien or adverse claim created by the Corporation. Subject to the second sentence of Section 5(e), upon conversion each outstanding share of Series D Preferred Stock so converted shall cease to be outstanding, dividends and distributions on such share shall cease to accrue or be due and all rights in respect of such share shall terminate, other than the right to receive, upon compliance with Section 11(b), appropriate evidence of the shares of Common Stock registered in book-entry form into which such share of Series D Preferred Stock has been converted, together with cash in lieu of any fractional share, as provided herein. The Corporation shall pay all expenses associated with converting the Series D Preferred Stock, including without limitation, transfer agent costs, legal opinion costs and costs of depositing, clearing, selling and mailing stock certificates.

(d) Adjustment to the Conversion Rate. If, after the date of original issue of the Series D Preferred Stock, the Corporation: (i) pays a dividend or makes another distribution on Common Stock to holders of Common Stock payable in shares of Common Stock (a “Common Stock Split Distribution”); (ii) subdivides or splits the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (iii) combines or reclassifies or otherwise changes the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Rate shall be adjusted by multiplying such Conversion Rate in effect immediately before such adjustment by the number of shares of Common Stock which a person who owns only one (1) share of Common Stock immediately before the record date or effective date, as applicable, of such dividend, distribution, subdivision, split, or combination or reclassification and who is entitled to participate in such dividend, distribution, subdivision, split, combination or reclassification would own immediately after giving effect to such dividend, distribution, subdivision, split, combination or reclassification (without giving effect to any arrangement pursuant to such dividend, distribution, subdivision, split, combination or reclassification not to issue fractional shares of Common Stock). Such adjustment shall become effective immediately after the close of business on such record date, in the case of a stock dividend or stock distribution, and shall become effective at the effective time of the subdivision, split, combination or reclassification, in the case of such an event. For avoidance of doubt, if, after the date of original issue of the Series D Preferred Stock, the Corporation pays a dividend or makes another distribution on Common Stock to holders of Common Stock payable, in part (and not exclusively), in shares of Common Stock, then such dividend or distribution will be treated as a Common Stock Split Distribution with respect to the portion paid in Common Stock and as a Common Stock Distribution with respect to the remaining portion.

(e) Conversion Upon Reorganization Event. If, after the date of original issue of the Series D Preferred Stock, (i) there occurs (A) any consolidation or merger of the Corporation with or into another Person; (B) any sale, transfer, lease, exchange or conveyance to another Person of the assets of the Corporation as an entirety or substantially as an entirety; or (C) any statutory exchange of securities of the Corporation with another Person or any binding share exchange which reclassifies or changes the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a transaction that is subject to Section 11(d)) (any such event in clauses (A) through (C), inclusive, a “Reorganization Event”); and (ii) pursuant to such Reorganization Event, the Common Stock is converted into or exchanged for, or constitutes solely the right to receive, cash, securities or other property, then, effective immediately after the effective time of such Reorganization Event, the Corporation shall make provision for each outstanding share of Series D Preferred Stock to be converted into or to receive in exchange for such share, out of funds legally available therefor, the kind and amount of cash, securities or other property (collectively, “Reference Property”) receivable pursuant to such Reorganization Event by a holder of a number of shares of Common Stock equal to the Conversion Rate in effect at such effective time. For purposes of this Section 11(e), if holders of Common Stock have a right to elect the type of consideration receivable in connection with a Reorganization Event, the Holders of shares of Series D Preferred Stock shall have a similar right of election, including being subject to any pro-ration provision applicable to the right of election of holders of Common Stock in connection with such Reorganization Event. On and after the effective time of a Reorganization Event of the type referred to in clause (ii) of the first sentence of this Section 11(e), each outstanding share of Series D Preferred Stock shall cease to be outstanding, dividends on such share shall cease to accrue, and all rights of the Holder(s) of such share shall terminate with respect to such share, other than the right to receive the kind and amount of Reference Property into which such share of Series D Preferred Stock has been converted plus any declared and unpaid dividends.

(f) Notice of Adjustments. Whenever the Conversion Rate is adjusted pursuant to Section 11(d), the Corporation shall, within ten (10) Business Days following the occurrence of the event that requires such adjustment, (i) compute the adjusted Conversion Rate in accordance with Section 11(d); and (ii) cause the Chief Financial Officer of the Corporation (or a designee of such Chief Financial Officer) to prepare and mail to each Holder, at such Holder's last address shown on the records of the Corporation, a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) any adjustments and readjustments since the date of original issue of the Series D Preferred Stock, (ii) the applicable Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder's Series D Preferred Stock.

(g) Reservation of Common Stock. The Corporation shall, at all times when any shares of Series D Preferred Stock are outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, the full number of shares of Common Stock then issuable upon conversion of all then outstanding shares of Series D Preferred Stock. Notwithstanding anything herein to the contrary, the Corporation may, at its election, deliver, upon conversion of the Series D Preferred Stock, treasury shares of Common Stock or other shares of Common Stock that the Corporation has reacquired, provided such shares comply with the fourth sentence of Section 11(b).

SECTION 12. No Optional Conversion. At no time may any share of the Series D Preferred Stock be converted at the option of the Corporation or the Holder thereof, except as provided in Section 11(a) and Section 11(b).

SECTION 13. Fractional Shares. Series D Preferred Stock may be issued in fractions of a share which shall entitle the Holder thereof, in proportion to such Holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of Series D Preferred Stock.

SECTION 14. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent, if any, for the Series D Preferred Stock may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

SECTION 15. Notices. All notices or communications in respect of Series D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.

SECTION 16. No Preemptive Rights. No share of Series D Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

SECTION 17. No Impairment. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Series D Preferred Stock against impairment; provided that, to the extent that the rights and obligations of the Holders of the Series D Preferred Stock and the Corporation with respect to any transaction, event or other matter are addressed by one or more specific provisions of this Certificate of
Designations, such provision(s) shall govern and this Section 17 shall be inapplicable with respect thereto.

SECTION 18. Other Rights. The shares of Series D Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, TONOGOLD RESOURCES, INC. has caused this Certificate of Designations to be signed and attested by the undersigned this 22nd day of May, 2019.

TONOGOLD RESOURCES, INC.

By:	/s/ Mark Ashley
	Name:	Mark Ashley
	Title:	Chief Executive Officer